As filed with the Securities and Exchange Commission on February 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARAMARK CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-3086414
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

ARAMARK Tower, 1101 Market Street

Philadelphia, Pennsylvania 19107

(Address of Principal Executive Offices)

ARAMARK 2001 Equity Incentive Plan

(Full Title of the Plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

(Name and Address of Agent For Service)

(302) 658-7581

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Bart J. Colli, Esq.

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

(215) 238-3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value per share (1) (3)	5,382,461 (2)	$27.29 (4)	$146,887,361 (4)	$15,717
Class B Common Stock, $0.01 par value per share (1) (3)

(1)	Associated with each share of class A and class B common stock is the right to purchase one share of series C preferred stock pursuant to a rights agreement. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.
(2)	Represents an aggregate of shares of Class A and Class B common stock for issuance under the 2001 Equity Incentive Plan. Employees or directors who exercise stock options or stock appreciation rights or acquire shares through other share-based awards under the Equity Incentive Plan may receive shares of class A common stock or shares of publicly traded class B common stock upon exercise or as a result of the award. Shares of class A common stock are convertible into class B common stock. No separate consideration will be received for class B common stock that is issuable upon conversion of class A common stock.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.
(4)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, with respect to these shares, solely for purposes of calculating the registration fee, based upon $27.29, the average of the high and low sales price for a share of class B common stock on February 2, 2006, as reported on the New York Stock Exchange Composite Tape.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ARAMARK Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2005;

3.	Our Current Reports on Form 8-K filed on November 18, 2005, November 25, 2005 and December 2, 2005; and

4.	The descriptions of the Company’s share capital contained in the Company’s Registration Statements on Form 8-A filed with the Commission under Section 12(g) and Section 12(b) of the Exchange Act on November 15, 2001 and on December 5, 2001, respectively, (File No. 000-33349 and File No. 001-16807), including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements and schedule of ARAMARK Corporation as of October 1, 2004 and September 30, 2005, and for each of the years in the three-year period ended September 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, have been incorporated by reference herein in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of ARAMARK Corporation issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect ourselves and each of our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him or her against such expense, liability or loss under the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits

Exhibit No.	Exhibit No.
4.1	ARAMARK 2001 Equity Incentive Plan (incorporated by reference Exhibit 4.1 to ARAMARK Corporation’s Registration Statement on Form S-8 filed with the Commission on February 28, 2003, pursuant to the Securities Act (Registration No. 333-103517)).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).

24	Power of Attorney (contained on signature page of this Registration Statement).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 9th day of February, 2006.

ARAMARK CORPORATION

By:	/s/ L FREDERICK SUTHERLAND
Name:	L. Frederick Sutherland
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints Joseph Neubauer, L. Frederick Sutherland, Bart J. Colli, John M. Lafferty and Harold B. Dichter, and each of them, as his or her true and lawful agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ JOSEPH NEUBAUER Joseph Neubauer	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2006

/s/ L. FREDERICK SUTHERLAND L. Frederick Sutherland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2006

/s/ JOHN M. LAFFERTY John M. Lafferty	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 9, 2006

/s/ LAWRENCE T. BABBIO, JR. Lawrence T. Babbio, Jr.	Director	February 9, 2006

/s/ PATRICIA C. BARRON Patricia C. Barron	Director	February 9, 2006

/s/ LEONARD S. COLEMAN, JR. Leonard S. Coleman, Jr.	Director	February 9, 2006

/s/ RONALD R. DAVENPORT Ronald R. Davenport	Director	February 9, 2006

/s/ THOMAS H. KEAN Thomas H. Kean	Director	February 9, 2006

/s/ JAMES E. KSANSNAK James E. Ksansnak	Director	February 9, 2006

/s/ JAMES E. PRESTON James E. Preston	Director	February 9, 2006

/s/ RONALD L. SARGENT Ronald L. Sargent	Director	February 9, 2006

/s/ KARL M. VON DER HEYDEN Karl M. von der Heyden	Director	February 9, 2006

INDEX TO EXHIBITS

Exhibit No.	Exhibit No.

4.1	ARAMARK 2001 Equity Incentive Plan (incorporated by reference Exhibit 4.1 to ARAMARK Corporation’s Registration Statement on Form S-8 filed with the Commission on February 28, 2003, pursuant to the Securities Act (Registration No. 333-103517)).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1).

24	Power of Attorney (contained on signature page of this Registration Statement).